Exhibit 99.1

FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Third Quarter Financial Results

MILWAUKEE (November 4, 2025) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported third quarter 2025 results.

“Our Q3 results demonstrate the positive impact of the HDFS transaction and reinforce the strategic value HDFS brings to Harley-Davidson’s overall business model. While retail sales remain challenged, I’m truly energized by what I’ve experienced across the Company, in dealerships, and with the broader rider community. While there is a lot of work ahead of us, our success begins with our dealers - when they thrive, Harley-Davidson thrives. Going forward you can expect an intensified focus on the key drivers of sustainable growth: strong and profitable dealerships, growing the powerful connection riders have with our brand, locally relevant marketing, and capital-efficient growth,” said Artie Starrs, President and Chief Executive Officer.

Commenting on the HDFS transaction, Jonathan Root, Chief Financial Officer said: “The completion of the HDFS transaction with KKR and PIMCO marks a transformative milestone for Harley-Davidson. We are unlocking significant value while transforming Harley-Davidson Financial Services into a capital-light, de-risked business. This transaction releases over $1.2 billion in discretionary cash and sets the foundation for higher returns and sustained growth. Importantly, Harley-Davidson retains full control and majority ownership of HDFS - ensuring no change for our dealers or customers, which we believe continues to drive long-term value creation.”

Third Quarter 2025 Highlights and Results

•	Delivered diluted EPS of $3.10
•	HDFS operating income of $439 million (reflecting impact of HDFS transaction through end of Q3)
•	Global motorcycle retail sales down 6% versus prior year
•	HDMC revenue up 23% versus prior year
•	Global motorcycle shipments increased 33% versus prior year
•	HDMC operating income margin of 5.0%
•	Global dealer inventories down 13%, compared to the end of Q3 2024, as we continued to prioritize reducing global dealer inventory
•	The cost of new or increased tariffs implemented in 2025 was $27 million in Q3 2025

HDFS Transaction Update – Strategic Partnership with KKR and PIMCO Unlocks Significant Discretionary Cash

•	Transaction includes three key elements:
1)	Back Book Sale: Sale of approximately $6 billion of existing HDFS loan receivables
2)	Forward Flow Agreement: Sale of future HDFS loan originations
3)	Sale of Equity Interests: Sale of a 9.8% common equity interest in HDFS to KKR and PIMCO
•	Expected to unlock approximately $1.2 - $1.25 billion in discretionary cash no later than the end of the first quarter of 2026 as HDFS completes its debt reduction activities
•	July: Harley-Davidson announced HDFS strategic partnership with KKR and PIMCO to transform HDFS into a capital-light, de-risked business model. HDFS expects to continue to originate and service both new and existing retail loans
•	August: Completed sale of residual interests in securitized finance receivables of approximately $1.9 billion, along with related debt of $1.7 billion
•	October: Completed agreements for the Back Book Sale, Forward Flow Agreement, and Sale of Equity Interests

Third Quarter 2025 Results

Harley-Davidson, Inc. Consolidated Financial Results

	3rd quarter
$ in millions (except EPS)	2025	2024	Change
Revenue	$1,341	$1,151	17%
Operating Income	$475	$106	349%
Net Income Attributable to HDI	$377	$119	217%
Diluted EPS	$3.10	$0.91	241%

Consolidated revenue in the third quarter was up 17 percent versus prior year, driven primarily by a revenue increase of 23 percent at HDMC.

Consolidated operating income in the third quarter was $475 million versus $106 million in the prior year period. The increase was primarily driven by HDFS operating income, which was favorably impacted by the HDFS transaction. As a result of the transaction, HDFS realized a benefit in the provision for credit losses in the third quarter related to the reversal of a portion of its retail allowance for credit losses, triggered by the held-for-sale classification of its retail finance receivables as held for sale. At HDMC, operating income was down 2 percent. LiveWire segment operating loss improved by $8 million, which was 30 percent lower than the prior year’s loss.

Harley-Davidson Motor Company (HDMC) – Results

	3rd quarter
$ in millions	2025	2024	Change
Motorcycle Shipments (thousands)	36.5	27.5	33%

Revenue	$1,074	$876	23%
Motorcycles	$822	$616	34%
Parts & Accessories	$167	$174	-4%
Apparel	$56	$56	1%
Licensing	$6	$4	42%
Other	$23	$27	-14%
Gross Margin	26.4%	30.1%	-3.7 pts.
Operating Income	$54	$55	-2%
Operating Margin	5.0%	6.3%	-1.3 pts.

Third quarter HDMC Revenue was up 23 percent driven primarily by an increase in wholesale shipments, where net global pricing was flat and product mix and foreign currency were slightly favorable.

Motorcycles revenue was up 34 percent, driven by global motorcycle shipments increasing 33 percent versus prior year. Parts & Accessories revenue was down 4 percent and Apparel revenue was up 1 percent.

Third quarter HDMC gross margin was down 3.7 points versus prior year, due to unfavorable operating leverage, the cost of new or increased tariffs implemented this year, and unfavorable foreign currency impacts. These factors were partially offset by the favorable impact of net pricing and mix. Third quarter operating income margin was down 1.3 points due to the factors above, while operating expense was $20 million higher than a year ago.

Harley-Davidson Retail Motorcycle Sales

	3rd quarter
Motorcycles (thousands)	2025	2024	Change
North America	23.5	24.6	-5%
EMEA	5.0	6.1	-17%
Asia Pacific	4.7	4.8	-3%
Latin America	0.8	0.7	16%
Worldwide Total	34.0	36.2	-6%

Global retail motorcycle sales in the third quarter were down 6 percent versus the prior year, reflecting continued soft demand amid unfavorable consumer confidence, high relative interest rates, and inflation concerns. North America retail performance was down 5 percent. International retail performance was down 9 percent, where EMEA was weaker than the APAC region, and Latin America experienced modest growth.

Harley-Davidson Financial Services (HDFS) – Results

	3rd quarter
$ in millions	2025	2024	Change
Revenue	$261	$269	-3%
Operating Income	$439	$77	472%

HDFS’ operating income increased by $362 million in the third quarter or 472 percent versus prior year driven by the impact of HDFS transaction. The increase was primarily due to a lower provision for credit losses and higher other income, partially offset by lower net interest income and higher operating expenses. The increase in other income includes a $27 million gain on the sale of residual interests in securitized finance receivables.

The provision for credit loss expense was favorable primarily due to the reversal of the allowance for credit losses on held-for-sale retail finance receivables, which resulted in a $301 million benefit in Q3 ‘25 compared with an expense of $58 million recorded in the provision for credit losses in Q3 ‘24. Total finance receivables at the end of Q3 ‘25 were $6.0 billion, a decline of 24 percent versus prior year, primarily due to the HDFS transaction. The $6.0 billion of quarter end finance receivables included $4.1 billion of finance receivables classified as held-for-sale. The held-for-sale finance receivables were sold in October as part of the HDFS transaction.

LiveWire – Results

	3rd quarter
$ in millions	2025	2024	Change
Electric Motorcycle Unit Sales	184	99	86%
Revenue	$6	$5	16%
Operating Loss	$(18)	$(26)	30%

LiveWire revenue for the third quarter increased by 16 percent versus prior year due to increased unit sales of electric motorcycles and electric bike units, partially offset by impacts from electric motorcycle pricing and incentives during the quarter. LiveWire’s operating loss of $18 million, $8 million less than a year ago, was in line with our expectations.

Harley-Davidson, Inc. Other Results – September YTD Results

•	Generated $417 million of cash from operating activities

•	Effective tax rate was 24%

•	Paid cash dividends of $66 million

•	Repurchased $187 million of shares (6.8 million shares) on a discretionary basis

•	Cash and cash equivalents of $1.8 billion at the end of the quarter

2025 Financial Outlook

On May 1, 2025, due to the uncertain global tariff situation and overall macroeconomic conditions, the Company withdrew its full year 2025 financial outlook that had been provided on February 5, 2025. Given that the global tariff and business outlook remains uncertain, especially for discretionary product purchases, the Company continues to withhold its full year HDMC 2025 financial outlook.

For LiveWire, the Company is updating its previously issued guidance related to Operating Loss to $72-$77 million. Its total net use of cash remains $50-$60 million.

Announces $200 million Accelerated Share Repurchase (ASR) Agreement

Today, Harley-Davidson announced its plans to enter into an ASR agreement with Goldman Sachs to repurchase $200 million of shares of the Company’s common stock. This announcement is part of the previously announced plan to repurchase $1 billion in shares by the end of 2026.

The Company expects the transactions under the ASR agreement to be completed by no later than the first quarter of 2026.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast

Harley-Davidson will discuss its financial results, the HDFS transaction, and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CDT.

Cautionary Note Regarding Forward-Looking Statements

The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," “seeks,” "sees," “should,” “feels,” "commits," "assumes," "envisions," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies; (b) manage supply chain and logistics issues, including without limitation quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of activist collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company's brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (m) prevent, detect and remediate any issues with its motorcycles, or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) successfully manage and reduce costs throughout the business; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company's dealer footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s most recent Annual Report on Form 10-K and applicable updates under Item 1.A of the LiveWire Group, Inc.’s Quarterly Report on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC; (q) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name; (s) successfully maintain or achieve a manner in which to sell motorcycles in Europe, China, and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (t) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (u) retain and attract talented employees and leadership and qualified and experienced independent directors for its Board of Directors, eliminate personnel duplication, inefficiencies and complexity throughout the organization, and successfully complete transitions of executives; (v) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (w) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (x) prevent a ransomware attack or cybersecurity incidents and data privacy breaches and respond to related evolving regulatory requirements; (y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (aa) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (bb) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (cc) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts and manage exposure in commercial or contractual disputes; (dd) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ee) close third-party investment(s) in HDFS by KKR and PIMCO in a manner consistent with the Company’s objectives and that does not adversely affect its business; (ff) manage risks related to outsourced functions and use of artificial intelligence; (gg) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; (hh) optimize capital allocation in light of the Company's capital allocation priorities; (ii) manage the Company’s share repurchase strategy; and (jj) manage issues related to climate change and related regulations.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

HDFS’ retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation, and Harley-Davidson Financial Services, Inc.’s efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, Harley-Davidson Financial Services, Inc.’s efforts to adjust underwriting criteria based on market and economic conditions, and actions that Harley-Davidson has taken and could take that impact motorcycle values, may impact Harley-Davidson Financial Services, Inc.’s retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by changes in tariffs, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to Risk Factors under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 26, 2025 and applicable updates under Item 1.A of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 06, 2025 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:

Jenni Coats

jenni.coats@Harley-Davidson.com

414.343.7902

Financial Contact:

Shawn Collins

shawn.collins@Harley-Davidson.com

414.343.8002

### (HOG-Earnings)

Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
HDMC revenue	$1,073,959	$876,405	$3,199,113	$3,701,417
Gross profit	283,110	263,813	897,059	1,158,010
Selling, administrative and engineering expense	228,991	208,676	665,352	666,522
Operating income from HDMC	54,119	55,137	231,707	491,488

LiveWire revenue	5,563	4,808	14,318	15,958
Gross loss	(2,271)	(1,180)	(3,889)	(6,907)
Selling, administrative and engineering expense	15,910	24,905	52,752	76,587
Operating loss from LiveWire	(18,181)	(26,085)	(56,641)	(83,494)

HDFS revenue	261,188	269,482	763,587	781,818
HDFS expense	(177,632)	192,738	190,958	579,836
Operating income from HDFS	438,820	76,744	572,629	201,982

Operating income	474,758	105,796	747,695	609,976
Other income, net	14,706	18,408	45,456	54,851
Investment income	12,267	16,450	32,158	45,665
Interest expense	(10,182)	(7,707)	(25,564)	(23,066)
Income before income taxes	491,549	132,947	799,745	687,426
Income tax provision	116,384	16,980	188,036	123,821
Net income	$375,165	$115,967	$611,709	$563,605
Less: Loss attributable to noncontrolling interests	2,201	3,073	6,332	8,644
Net income attributable to Harley-Davidson, Inc.	$377,366	$119,040	$618,041	$572,249

Earnings per share:
Basic	$3.13	$0.92	$5.07	$4.30
Diluted	$3.10	$0.91	$5.03	$4.27

Weighted-average shares:
Basic	120,614	130,078	122,015	133,187
Diluted	121,676	130,963	122,855	133,985

Cash dividends per share:	$0.1800	$0.1725	$0.5400	$0.5175

LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Unaudited)
	September 30, 2025	December 31, 2024	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,775,038	$1,589,608	$2,243,910
Accounts receivable, net	305,010	234,315	307,701
Finance receivables held for sale, net	4,080,885	—	—
Finance receivables held for investment, net	1,221,348	2,031,496	2,300,551
Inventories, net	512,186	745,793	681,864
Restricted cash	51,530	135,661	147,910
Other current assets	297,444	259,764	208,000
	8,243,441	4,996,637	5,889,936
Finance receivables held for investment, net	662,201	5,256,798	5,499,836
Other long-term assets	1,660,742	1,628,144	1,636,887
	$10,566,384	$11,881,579	$13,026,659
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$971,411	$892,678	$931,971
Short-term deposits, net	292,667	173,099	178,638
Short-term debt	684,741	640,204	497,373
Current portion of long-term debt, net	1,329,244	1,851,513	2,561,535
	3,278,063	3,557,494	4,169,517
Long-term debt, net	3,147,836	4,468,665	4,739,507
Other long-term liabilities	579,106	696,920	692,523

Shareholders’ equity	3,561,379	3,158,500	3,425,112
	$10,566,384	$11,881,579	$13,026,659

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 30, 2025	September 30, 2024
Net cash provided by operating activities	$416,903	$930,655

Cash flows from investing activities:
Capital expenditures	(102,090)	(140,424)
Finance receivables held for investment, net	172,037	(345,588)
Proceeds from sale of securitization beneficial interests, net	125,369	—
Collection from retained securitization beneficial interests	9,353	—
Other investing activities	808	(165)
Net cash provided (used) by investing activities	205,477	(486,177)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	647,088	495,856
Repayments of medium-term notes	(700,000)	—
Proceeds from term loan	448,013	—
Repayment of senior unsecured notes	(450,000)	—
Proceeds from securitization debt	497,790	1,145,211
Repayments of securitization debt	(718,034)	(782,161)
Net increase (decrease) in unsecured commercial paper	44,938	(387,392)
Borrowings of asset-backed commercial paper	155,000	366,171
Repayments of asset-backed commercial paper	(217,554)	(195,709)
Net increase in deposits	3,312	100,737
Dividends paid	(66,288)	(69,454)
Repurchase of common stock	(193,209)	(359,810)
Other financing activities	1,269	11
Net cash (used) provided by financing activities	(547,675)	313,460

Effect of exchange rate changes on cash, cash equivalents and restricted cash	11,009	198
Net increase in cash, cash equivalents and restricted cash	$85,714	$758,136

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,740,854	$1,648,811
Net increase in cash, cash equivalents and restricted cash	85,714	758,136
Cash, cash equivalents and restricted cash, end of period	$1,826,568	$2,406,947

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,775,038	$2,243,910
Restricted cash	51,530	147,910
Restricted cash included in Other long-term assets	—	15,127
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,826,568	$2,406,947

HDMC Revenue and Motorcycle Shipment Data

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
HDMC REVENUE (in thousands)
Motorcycles	$821,864	$615,628	$2,463,793	$2,905,861
Parts and accessories	167,252	174,301	497,558	534,359
Apparel	56,052	55,688	168,614	183,192
Licensing	5,547	3,897	14,549	18,312
Other	23,244	26,891	54,599	59,693
	$1,073,959	$876,405	$3,199,113	$3,701,417

HDMC U.S. MOTORCYCLE SHIPMENTS	25,662	15,850	72,263	89,761

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	22,035	15,493	63,793	80,194
Cruiser	10,551	9,610	35,521	39,711
Sport and Lightweight	2,628	1,770	7,924	10,827
Adventure Touring	1,310	647	3,724	4,120
	36,524	27,520	110,962	134,852

(a)	Includes Trike

LiveWire Motorcycle Shipments	184	99	272	374

HDMC Gross Profit

(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the third quarter of 2024 to the third quarter of 2025 were as follows (in millions):

	Three months ended	Nine months ended
2024 gross profit	$264	$1,158
Volume	52	(189)
Price and sales incentives	3	35
Foreign currency exchange rates and hedging	(6)	18
Shipment mix	5	22
Raw material prices	2	5
Manufacturing and other costs	(37)	(152)
	19	(261)
2025 gross profit	$283	$897

HDFS Finance Receivables Allowance for Credit Losses

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Balance, beginning of period	$399,293	$393,517	$401,183	$381,966
Provision for credit losses	(301,499)	57,977	(198,427)	175,017
Charge-offs, net of recoveries	(35,148)	(51,582)	(140,110)	(157,071)
Sale of residual interest in securitizations	(75,547)	—	(75,547)	—
Balances, end of period	$(12,901)	$399,912	$(12,901)	$399,912

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
United States	21,779	22,726	67,690	80,710
Canada	1,683	1,847	5,595	6,186
Total North America	23,462	24,573	73,285	86,896
EMEA	5,033	6,054	17,829	19,333
Asia Pacific	4,667	4,832	13,996	17,188
Latin America	822	707	2,138	2,152
Total worldwide retail sales	33,984	36,166	107,248	125,569

(a)	Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.